Exhibit 99.21

March 20, 2023

Payton Gannaway

Black Swan Oil & Gas

2513 S. Kelly Ave, Suite 200

Edmond, OK 73013

Dear Mr. Gannaway:

At your request, LaRoche Petroleum Consultants, Ltd. (LPC) has estimated the proved reserves and future cash flow, as of December 31, 2022, to the combined Black Swan Permian, LLC and certain interests in 1025 Investments, LLC (Black Swan) in certain properties located in Texas. As requested, this report has been prepared using constant price and constant cost parameters as set forth in subsequent paragraphs of this letter.

Summarized below are LPC’s estimates of net reserves and future net cash flow. Future net cash flow is after deducting estimated production and ad valorem taxes, operating expenses, and future capital expenditures but before consideration of federal income taxes. The discounted cash flow values included in this report are intended to represent the time value of money and should not be construed to represent an estimate of fair market value. We estimate the net reserves and future net cash flow to the Black Swan working interest, as of December 31, 2022, to be:

	Net Reserves			Future Net Cash Flow ($)
Category	Oil (barrels)	NGL (barrels)	Gas (Mcf)	Total	Present Worth at 10%
Proved Developed Producing	14,522,757	3,587,869	14,686,090	$1,184,689,536	$772,669,952
Proved Undeveloped	41,313,908	15,720,634	64,494,912	3,094,039,552	1,570,039,680

Total Proved(1)	55,836,665	19,308,503	79,181,002	$4,278,729,088	$2,342,709,632

(1)	The total proved values above may or may not match those values on the total proved summary page that follows this letter due to rounding by the economics program.

The oil reserves include crude oil and condensate. Oil and natural gas liquids (NGL) reserves are expressed in barrels which are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of standard cubic feet (Mcf) at the contract temperature and pressure bases.

The estimated reserves and future cash flow shown in this report are for proved developed producing reserves and, for certain properties, proved undeveloped reserves. No study was made to determine whether proved developed non-producing reserves might be established for these properties. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated. Definitions of all reserve categories used in this report are presented immediately following this letter.

This report includes summary economic projections of reserves and cash flow for each reserve category.

LPC’s estimates of reserves were prepared using standard geological and engineering methods generally accepted by the petroleum industry. The reserves in this report have been estimated using deterministic methods. The method or combination of methods utilized in the evaluation of each reservoir included consideration of the stage of development of the reservoir, quality and completeness

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of basic data, and production history. Recovery from various reservoirs and leases was estimated after consideration of the type of energy inherent in the reservoirs, the structural positions of the properties, and reservoir and well performance. In some instances, comparisons were made to similar properties for which more complete data were available. We have excluded from our consideration all matters as to which the controlling interpretation may be legal or accounting rather than engineering or geoscience.

Benchmark prices used in this report are based on the twelve-month, unweighted arithmetic average of the first day of the month price for the period January 2022 through December 2022. Gas prices are referenced to a Henry Hub price of $6.36 per MMBtu, as posted by Platts Gas Daily, and are adjusted for energy content, transportation fees, and regional price differentials. Oil and NGL prices are referenced to a Cushing West Texas Intermediate crude oil price of $93.67 per barrel and are adjusted for gravity, crude quality, transportation fees, and regional price differentials. All wellhead differentials were specified by Black Swan and were accepted as presented without verification. These reference prices are held constant for the life of the properties.

Lease and well operating expenses are based on data obtained from Black Swan. As requested, expenses for the properties operated by Black Swan include only direct lease and field level costs. For properties operated by others, these expenses include the per-well overhead costs allowed under joint operating agreements along with direct lease and field level costs. Headquarters general and administrative overhead expenses of Black Swan are not included. Operating expenses are held constant throughout the life of the properties.

Capital costs and timing of all investments have been provided by Black Swan and are included as required for workovers, new development wells, and production equipment. These costs are held constant.

LPC made no investigation of possible gas volume and value imbalances that may have been the result of overdelivery or underdelivery to the Black Swan interest. Our projections are based on Black Swan receiving its net revenue interest share of estimated future gross oil and gas, and NGL production.

Technical information necessary for the preparation of the reserve estimates herein was furnished by Black Swan or was obtained from state regulatory agencies and commercially available data sources. No special tests were obtained to assist in the preparation of this report. For the purpose of this report, the individual well test and production data as reported by the above sources were accepted as represented together with all other factual data presented by Black Swan including the extent and character of the interest evaluated.

An on-site inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined by LPC. Abandonment expenses net of salvage are included in this evaluation. These expenses are delayed eight years from the end of the economic life of the well. The costs associated with the continued operation of uneconomic properties are not reflected in the cash flows.

The evaluation of potential environmental liability from the operation and abandonment of the properties is beyond the scope of this report. In addition, no evaluation was made to determine the degree of operator compliance with current environmental rules, regulations, and reporting requirements. Therefore, no estimate of the potential economic liability, if any, from environmental concerns is included in the projections presented herein.

The reserves included in this report are estimates only and should not be construed as exact quantities. They may or may not be recovered; if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. These estimates should be accepted with the understanding that future development, production history, changes in regulations, product prices, and operating expenses would probably cause us to make revisions in subsequent evaluations. A portion of these reserves are for undeveloped locations and producing wells that lack sufficient production history to utilize performance-related reserve estimates. Therefore, these reserves are based on estimates of reservoir volumes and recovery efficiencies along with analogies to similar production. These reserve

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estimates are subject to a greater degree of uncertainty than those based on substantial production and pressure data. It may be necessary to revise these estimates up or down in the future as additional performance data become available. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geological data; therefore, our conclusions represent informed professional judgments only, not statements of fact.

We have provided Black Swan with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in filings made by Black Swan and the original signed report letter, the original signed report letter shall control and supersede the digital version.

This report is solely for the use of Black Swan Permian, LLC, its agents, and its representatives in their evaluation of these properties and is not to be used, circulated, quoted, or otherwise referenced for any other purpose without the express written consent of the undersigned. Persons other than those to whom this report is addressed shall not be entitled to rely upon the report unless it is accompanied by such consent.

We are independent petroleum engineers, geologists, and geophysicists; we do not own an interest in these properties and are not employed on a contingent basis. Data pertinent to this report are maintained on file in our office.

Very truly yours,

LaRoche Petroleum Consultants, Ltd.
State of Texas Registration Number F-1360
By LPC, Inc. General Partner

Denise L. Delozier
Senior Reservoir Engineer

Joe A. Young, Vice President
Licensed Professional Engineer
State of Texas No. 62866

DLD:mm

22-986

Please be advised that the digital document you are viewing is provided by LaRoche Petroleum Consultants, Ltd. (LPC) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by LPC. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.

LaRoche Petroleum Consultants, Ltd.